EXHIBIT 10.15
AMENDMENT NO. 2 TO
SENIOR MANAGEMENT AGREEMENT
     THIS AMENDMENT NO. 2 TO SENIOR MANAGEMENT AGREEMENT (this “Amendment”, dated as of September 1, 2010, is made by and among Capella Holdings, Inc., a Delaware corporation (the “Company”), Capella Healthcare, Inc., a Delaware corporation (“Employer”), and James Thomas Anderson (“Executive”), and GTCR fund VIII, L.P., a Delaware limited partnership (the “Majority Holder”).
RECITALS
     WHEREAS, the Company, Employer and Executive entered a Senior Management Agreement, dated as of May 4, 2005, and its Amendment No. 1, dated as of May 12, 2006 (as amended, the “Senior Management Agreement”), and
     WHEREAS, the Company, Employer, Executive and the Majority Holder desire to amend the Senior Management Agreement as set forth herein pursuant to Section 11(k) of the Senior Management Agreement;
     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the parties agree as follows:
     1. Paragraph 6 of the Senior Management Agreement is deleted in its entirety and replaced with the following provision:
          6. Employment. Employer agrees to employ Executive and Executive accepts such employment for the period beginning as of September 1, 2010, the Employment Date, and ending upon the termination of the Agreement as set out in Paragraph 6(e) below (the “Employment Period”). Except as otherwise provided herein, any termination of the Employment Period by Employer shall be effective as of the date specified in a written notice from Employer to Executive.
          (a) Positions and Duties.
     (i) During the Employment Period, Executive shall no longer serve as the President of the Company but shall assume a new title and position of “Vice-Chair and Co-Founder” and shall have the duties, responsibilities and authority assigned or delegated by the Board or the Chief Executive Officer; provided however, that he shall be relieved of administrative duties and shall be assigned tasks primarily in connection with acquisitions and development.
     (ii) Executive shall report to the Chief Executive Officer, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company, Employer and their Subsidiaries.

     (iii) During the Employment Period, Executive shall continue to serve on the Board and Majority Holder shall cause Executive to continue to be elected as one of the directors of Employer and Company.
          (b) Salary, Bonus and Benefits. Employer will pay Executive for 12 months an initial base salary of $400,000 per annum or such other higher rate as the Board may determine from time to time (the “Annual Base Salary”), which salary shall be payable by Employer in regular installments in accordance with Employer’s general practices (in effect from time to time). In addition to the Annual Base Salary, for the 2010 fiscal year only, Executive shall be eligible for an annual base bonus (the “Annual Bonus”) following the end of the fiscal year of the Company ending December 31, 2010 of up to 100% of the Annual Base Salary, as determined by the Board in its sole discretion based upon achievement by Executive and achievement by the Company, Employer and their Subsidiaries of performance criteria and other goals established by the Board (or the Compensation Committee established by the Board). Any bonus for that period shall be payable on or prior to March 15, 2011. In addition, during the Employment Period, Executive will be entitled to such other benefits approved by the Board and made available to the senior management of the Company, Employer and their Subsidiaries.
          After the initial 12 months, Executive’s Annual Base Salary shall be $100,000 annually.
          During the Employment Period, Executive shall also be eligible to earn an “Acquisition Bonus” of between 0 to 50 basis points (0 — .5%) of the purchase or acquisition price of any transaction closed and consummated by the Company, Employer or one of their Subsidiaries. The amount of such bonus will be in the discretion of the Board and with consideration of the recommendation of the Chief Executive Officer. Any Acquisition Bonus shall include consideration of the below criteria, as well as the overall contribution made by Executive to completion of the transaction and its potential value to the Company, Employer, or one of their Subsidiaries:
     (i) The time, extent and substance of Executive’s actual involvement in the transaction;
     (ii) Executive’s involvement in the transaction relative to other employees or agents of the Company and Employer;
     (iii) Transaction lead generation and role in the introduction of the acquisition opportunity
a.	role in the initial contact with a potential seller;

b.	the involvement prior to a proposal, such as in site visits, presentations to facility representatives, and other general and meaningful interaction.
     (iv) Involvement in the coordination/review of due diligence;
     (v) Involvement in the development of a proposal, including

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a.	the formulation, development or review of a strategic proposal;

b.	the presentation of proposal to facility decision makers and/or brokers.
     (vi) Involvement in the negotiation of definitive agreement, including
a.	Discussions with Sellers relative to definitive agreement;

b.	Negotiation of terms leading to execution of definitive agreement;

c.	Review of drafts/participation in drafting calls/sessions.
     (vii) Meaningful involvement in closing process.
     Any such Acquisition Bonus shall be paid within 60 days following the closing of any such transaction.
          (c) During the Employment Period, Employer shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s requirements with respect to reporting and documentation of such expenses.
          (d) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by Employer.
          (e) Termination of Employment Period. The Employment Period will continue until the first of the following events occurs:
(i)	Executive’s Disability or death,

(ii)	Executive’s resignation with Good Reason as defined herein,

(iii)	Executive’s resignation without Good Reason as defined herein,

(iv)	the Board’s or Employer’s termination of the Employment Period with Cause as defined herein,

(v)	September 1, 2013,

(vi)	Executive or Employer provides written notice of an intent to terminate this Agreement and the notice is received no earlier than 3 months, nor later than 9 months, following the closing of a Public Offering as defined in Section 9 below.

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     If the Employment Period ends for a reason set out in Sections (i), (iii) (iv), or (vi) above prior to the expiration of 36 months from September 1, 2010, Executive’s compensation otherwise due under Section 6 (b) above shall end. Otherwise, Executive’s compensation under Section 6 (b) shall continue. At any time, the Parties may undertake discussions of the possibility and desire to renew or extend this Agreement, any such renewal or extension to be upon mutually acceptable terms and conditions and in writing signed by all signatories hereto.
     2. Paragraph 8(a) is amended by removing the words “for a period of one year” and substituting the words “for the period during which Executive is receiving payments hereunder, plus one year”.
     3. Paragraph 8(b) is amended by removing the words “for a period of one year” and substituting the words “for the period during which Executive is receiving payments hereunder, plus one year”.
     4. Paragraph 9 is amended by adding the definition of “Acquisition Bonus” as designated in Paragraph 6(b) above.
     5. Paragraph 3(j) is deleted in its entirety.
     6. Paragraph 2(b) is amended to provide that the Time Shares and Performance Shares shall continue to vest at the same rate as in the original Agreement.
     7. Paragraph 3(a) is amended to provide as follows:
(a)	In the event Executive resigns from employment with the Company and does not do so for Good Reason or is discharged for Cause (the “Separation”), the Executive Securities whether held by Executive or one or more of Executive’s transferees, other than the Company and the Investors) will be subject to repurchase, in each case by the Company and the Investors pursuant to the terms and conditions set forth in this Section 3 (the “Repurchase Option”). The Company may assign its repurchase rights set forth in this Section 3 to any Person.
     8. Section 3 is amended to add the following Paragraph 3(l):
(1)	Notwithstanding any provision of this Agreement to the contrary, from and after the date hereof, Executive may elect to require the Company to purchase, and the Company shall in the event of such an election purchase from the Executive, the shares of Preferred Stock owned by him as of the date hereof, pursuant to the terms and conditions of a Redemption Agreement in substantially the form attached hereto as Exhibit 3(l). The closing of such purchase shall occur within 30 days of the date of receipt of such notice by the Company from the Executive.
     9. Ratification. All other paragraphs, provisions, and clauses in the Senior Management Agreement not so modified remain in full force and effect.

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     10. Defined Terms. Certain capitalized terms not defined herein shall have the meanings given to such terms in the Senior Management Agreement.
     11. Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     12. Governing Law; Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware of any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.
*     *     *     *

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

CAPELLA HOLDINGS, INC.

By:	/s/ Daniel S. Slipkovich
Name:	Daniel S. Slipkovich
Its:	Chief Executive Officer

CAPELLA HEALTHCARE, INC.

By:	/s/ Daniel S. Slipkovich
Name:	Daniel S. Slipkovich
Its:	Chief Executive Officer

/s/ James Thomas Anderson
James Thomas Anderson

Agreed and Accepted by:

GTCR FUND VIII, L.P., as Majority Holder

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, II, L.L.C.
Its:	General Partner

By:	/s/ Joseph P. Nolan
Name:	Joseph P. Nolan
Its:	Principal
Signature Page to Amendment No. 2 to Senior Management Agreement

Exhibit 3(1)
Redemption Agreement
See attached.
Signature Page to Amendment No. 2 to Senior Management Agreement

FORM OF
REDEMPTION AGREEMENT
     THIS REDEMPTION AGREEMENT (“Agreement”) is made and entered into this _______ day of ____________ 20____, by and between Capella Holdings, Inc., a Delaware corporation (the “Company”), and J. Thomas Anderson (“Executive”) a resident of the State of Tennessee.
     WHEREAS, Executive owns ___________ shares of preferred stock of the Company (collectively, the “Preferred Stock”); and
     WHEREAS, the Company desires to redeem and Executive desires to sell the Preferred Stock to the Company pursuant to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties agree as follows:
     1. Redemption. Subject to the terms and conditions of this Agreement, the Company shall redeem and Executive shall sell, transfer, convey and surrender to the Company the Preferred Stock and to deliver the certificates evidencing the Preferred Stock for an aggregate consideration of $ _____________ [to be calculated at $1,000 per share] (the “Preferred Stock Redemption Price”) to be paid in cash upon execution of this Agreement and delivery of the certificates representing the Preferred Stock.
     2. Delivery of Certificates. Upon execution of this Agreement and as a condition to the Company redeeming the Preferred Stock and delivering the Preferred Stock Redemption Price, Executive shall surrender to the Company the certificates representing the Preferred Stock. The certificates shall be properly endorsed for transfer or shall be accompanied by a stock power duly executed by Executive for transfer to the Company.
     3. Representations and Warranties of Executive. Executive hereby represents and warrants that as of the date of this Agreement: (i) he is the sole owner of the Preferred Stock and, except for ______________ shares of common stock of the Company, the Preferred Stock represents all of the outstanding shares of capital stock owned by him in the Company; (ii) all of the Preferred Stock is and will be free and clear of liens, claims, restrictions, adverse rights or encumbrances of any kind; (iii) he has the right and authority to transfer the Preferred Stock to the Company; (iv) he has full power and authority to execute, deliver and perform his obligations under this Agreement and, when executed and delivered by him, this Agreement shall constitute the valid and binding legal obligation of him enforceable in accordance with the terms hereof; and (v) the execution and delivery of this Agreement, and the performance of Executive’s obligations hereunder, will not constitute a breach, violation of, default or cause acceleration of performance under any contract, lease, bond, mortgage, indenture or other agreement to which he is a party or by which he and his assets are bound.
     4. Representations and Warranties of Company. The Company hereby represents and warrants that: (i) its execution and delivery of this Agreement, and its performance of the
Signature Page to Amendment No. 2 to Senior Management Agreement

transactions contemplated hereby, will not constitute a breach, violation of, default or cause acceleration of performance under any contract, lease, bond, mortgage, indenture or other agreement to which the Company is a party or by which it and its assets are bound; (ii) the Company is not aware of any fact, circumstance, condition or other circumstance, whether pending or threatened, which is unknown by Executive and which might have any material effect, whether positive or negative, upon the financial condition of the Company or its business operations. To the best of the Company’s knowledge, information and belief, the financial statements, tax returns and other financial books and records of the Company are true and correct in all material respects.
     5. Acknowledgement. Executive and the Company each acknowledge that they have had the opportunity to obtain independent advice regarding the valuation of the Preferred Stock as well as the opportunity to obtain independent legal advice regarding the terms and conditions of this Agreement. Executive and the Company each acknowledge that they believe that the Preferred Stock Redemption Price is fair and reasonable taking into account the percentage of ownership represented by the Preferred Stock, the current financial condition of the Company, the current prospects for the Company and its business operations, and the absence of any known or anticipated material events which might affect the valuation of the Preferred Stock.
     6. Cooperation; Deliveries. The parties agree that they will fully cooperate with each other in connection with any steps required to be taken as part of their obligations under this Agreement, and to effect the redemption by the Company of the Preferred Stock, including the execution and delivery of such documents and the taking of such action as shall reasonably be requested by one party or the other.
     7. Conditions to Performance. The obligation of the Company to perform hereunder shall be conditioned upon delivery by Executive of all certificates representing the Preferred Stock. The obligation of Executive to perform hereunder shall be conditioned upon delivery by the Company of the Preferred Stock Redemption Price.
     8. Entire Agreement. Other than the Senior Management Agreement, as amended, among the parties and Capella Healthcare, Inc., this Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be modified or amended orally.
     9. Assignment. The rights and benefits of Executive under this Agreement, are personal to him and shall not be assignable. Discharge of Executive’s undertakings shall be an obligation of Executive’s executors, administrators, or other legal representatives or heirs.
     10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall be one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought.

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     12. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective heirs, successors and assigns.
     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date stated above.

CAPELLA HOLDINGS, INC.

By:
Title:

EXECUTIVE

J. Thomas Anderson

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